EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-178840, No. 333-130763 and No. 333-91192) on Form S-8 and Registration Statements (No. 333-235767, No. 333-192856, No. 333-191269, and No. 333-169540) on Form S-3 of The LGL Group, Inc. of our report dated March 30, 2020, relating to the consolidated financial statements of The LGL Group, Inc. appearing in this Annual Report on Form 10-K of The LGL Group, Inc. for the year ended December 31, 2019.

/s/ RSM US LLP

Orlando, Florida

March 30, 2020